EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2008, relating to the consolidated financial statements of Washington Mutual, Inc., and the effectiveness of Washington Mutual, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Seattle, WA
May 2, 2008